The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated January 19, 2018

Pricing Supplement dated January , 2018 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-212571 Barclays Bank PLC Trigger Digital Notes

Linked to the 10-Year U.S. Dollar ICE Swap Rate due on or about February 4, 2021

Investment Description

Trigger Digital Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”). Unlike ordinary debt securities, the Notes do not pay interest and do not guarantee any return of principal at maturity. Instead, the Notes provide for a payment at maturity based on the percentage change in the 10-Year U.S. Dollar ICE Swap Rate (the “Swap Rate”) from the Initial Swap Rate (the Swap Rate on the Trade Date) to the Final Swap Rate (the Swap Rate on the Final Valuation Date). The Swap Rate, at any given time, generally indicates the fixed rate of interest (paid annually) that a counterparty in the swaps market would have to pay for a fixed-for-floating U.S. dollar interest rate swap transaction with a 10-year maturity in order to receive a floating rate (paid quarterly) equal to three-month USD London Interbank Offered Rate (“three-month USD LIBOR”) for that same maturity. The Swap Rate is one of the market-accepted indicators of longer term interest rates. If the Final Swap Rate is greater than or equal to the Digital Barrier (which is equal to the Initial Swap Rate), the Issuer will pay the principal amount of the Notes at maturity plus a return equal to the Digital Return. The Digital Return will be set on the Trade Date and will be between 22.00% and 25.00%. If the Final Swap Rate is less than the Digital Barrier but greater than or equal to the Downside Threshold (80% of the Initial Swap Rate), the Issuer will repay the principal amount of the Notes at maturity. However, if the Final Swap Rate is less than the Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Swap Rate Return. In this case, you will have full downside exposure to the Swap Rate from the Initial Swap Rate to the Final Swap Rate, and could lose all of your initial investment. An investment in the Notes is highly risky. Because the payment at maturity is based on the percentage change of the Swap Rate from the Initial Swap Rate to the Final Swap Rate, a very small absolute percentage point change in the Swap Rate can result in a significant loss on the Notes. For example, assuming a hypothetical Initial Swap Rate of 2.500%, you will lose some or all of your principal if the Final Swap Rate is less than the hypothetical Downside Threshold of 2.0000% (80% of the hypothetical Initial Swap Rate), which represents a decrease of only 0.500 percentage points from the hypothetical Initial Swap Rate. If the Final Swap Rate were to decline by only 1.750 percentage points to 0.750%, while the absolute percentage point change in the Swap Rate is only 1.750%, that movement actually represents a 70% decline from the hypothetical Initial Swap Rate to the hypothetical Final Swap Rate, and you would lose 70% of your principal. If the Final Swap Rate is zero or negative, you will lose all of your principal. Investing in the Notes involves significant risks. The Issuer will not pay any interest on the Notes. You may lose a significant portion or all of your principal. The Final Swap Rate is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features
❑	Digital Return Feature: If the Final Swap Rate is greater than or equal to the Digital Barrier, the Issuer will pay the principal amount of the Notes at maturity plus a return equal to the Digital Return. Any positive return on the Notes will be limited to the Digital Return and you will not participate in any increase in the Swap Rate above the Digital Return, which may be significant.

❑	Downside Exposure with Contingent Repayment of Principal at Maturity: If the Final Swap Rate is less than the Digital Barrier but greater than or equal to the Downside Threshold, the Issuer will repay the principal amount at maturity. However, if the Final Swap Rate is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Swap Rate Return. The Final Swap Rate is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates[1]
Trade Date:	January 30, 2018
Settlement Date:	February 2, 2018
Final Valuation Date[2]:	February 1, 2021
Maturity Date[2]:	February 4, 2021
[1]	Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or the Maturity Date may be changed so that the stated term of the Notes remains the same. See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.

[2]	Subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE SWAP RATE. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Trigger Digital Notes linked to the 10-Year U.S. Dollar ICE Swap Rate. The Digital Return, Initial Swap Rate, Digital Barrier and Downside Threshold will be set on the Trade Date. The Initial Swap Rate will be the Swap Rate on the Trade Date. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000.

Swap Rate	Digital Return	Initial Swap Rate	Digital Barrier	Downside Threshold	CUSIP/ ISIN
10-Year U.S. Dollar ICE Swap Rate	22.00% to 25.00%	•	100% of the Initial Swap Rate	80% of the Initial Swap Rate (rounded to four decimal places)	06744CST9 / US06744CST98

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$1,000	$20	$980
Total	$•	$•	$•

[1]	Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $940.00 and $970.00 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this pricing supplement differ from those in the prospectus or prospectus supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this pricing supplement, “Notes” refers to the Trigger Digital Notes that are offered hereby, unless the context otherwise requires.

Supplemental Terms of the Notes

The following definitions and provisions apply to the Notes, notwithstanding anything to the contrary in the accompanying prospectus supplement:

Swap Rate: The Swap Rate is the 10-Year U.S. Dollar ICE Swap Rate, which is, on any Swap Business Day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 10-year maturity as reported on Reuters page ICESWAP1 (or such other page as may replace that page on such service) as of 11:00 a.m. New York City time on that Swap Business Day.

Swap Rate Fall Back Provisions: If the Swap Rate is not displayed by approximately 11:00 a.m., New York City time, on Reuters page ICESWAP1 on any day on which the Swap Rate must be determined, the Swap Rate on that day will be determined on the basis of the mid-market, semi-annual Swap Rate quotations provided to the Calculation Agent by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on that day. For this purpose, the semi-market annual Swap Rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a 10-year term, commencing on that day with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to three-month USD LIBOR (ICE Benchmark Administration). The Calculation Agent will request the principal New York City offices of each of the Reference Banks to provide a quotation of its rate. If at least three quotations are provided, the Swap Rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the Swap Rate will be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

Postponement of the Final Valuation Date: The Final Valuation Date will be postponed if that date is not a Swap Business Day, in which case the Final Valuation Date will be the first following day that is a Swap Business Day. In no event, however, will the Final Valuation Date be postponed by more than five business days. If the last possible Final Valuation Date is not a Swap Business Day, that day will nevertheless be the Final Valuation Date, in which case the Swap Rate will be determined as described under “—Swap Rate Fall Back Provisions” above.

Swap Business Day: A Swap Business Day means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities.

Additional Information Regarding Our Estimated Value of the Notes

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the range for the Digital Return set forth in this pricing supplement. We determined the size of the range for the Digital Return based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on or prior to the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately six months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-7 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of a significant portion or all of your initial investment, and you are willing to make an investment that may have the full downside market risk of the Swap Rate.

♦	You understand that a very small percentage point decrease in the Swap Rate from the Initial Swap Rate to the Final Swap Rate can result in a significant loss on the Notes and that an investment in the Notes is highly risky.

♦	You believe the Final Swap Rate is likely to be at or above the Digital Barrier and that any increase in the Swap Rate is unlikely to exceed the Digital Return.

♦	You understand and accept that any positive return on the Notes will be limited to the Digital Return, and you will not participate in any increase in the Swap Rate above the Digital Return, which may be significant.

♦	You would be willing to invest in the Notes if the Digital Return were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Digital Return will be set on the Trade Date).

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the Swap Rate.

♦	You do not seek current income from this investment.

♦	You are willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You are familiar with the Swap Rate and understand the factors that influence the Swap Rate and interest rates generally, and you understand and are willing to accept the risks associated with the Swap Rate.

♦	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You cannot tolerate the loss of a significant portion or all of your initial investment, or you are not willing to make an investment that may have the full downside market risk of the Swap Rate.

♦	You do not seek an investment in which a very small percentage point decrease in the Swap Rate from the Initial Swap Rate to the Final Swap Rate can result in a significant loss on the Notes or an investment that is highly risky.

♦	You believe the Final Swap Rate is likely to be less than the Digital Barrier, or you believe the Swap Rate will increase over the term of the Notes by more than the Digital Return.

♦	You seek an investment that provides for participation in any increase in the Swap Rate above the Digital Return.

♦	You would be unwilling to invest in the Notes if the Digital Return were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Digital Return will be set on the Trade Date).

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the Swap Rate.

♦	You seek current income from this investment.

♦	You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

♦	You are not familiar with the Swap Rate, you do not understand the factors that influence the Swap Rate or interest rates generally, or you do not understand or are not willing to accept the risks associated with the Swap Rate.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-7 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Swap Rate, please see the section titled “10-Year U.S. Dollar ICE Swap Rate” below.

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$1,000 per Note
Term[2]:	Approximately 3 years
Reference Asset:	10-Year U.S. Dollar ICE Swap Rate determined as set forth under “Supplemental Terms of the Notes” in this pricing supplement (the “Swap Rate”)
Payment at Maturity (per Note):

•    If the Final Swap Rate is greater than or equal to the Digital Barrier, the Issuer will pay the principal amount plus a return equal to the Digital Return. Accordingly, the payment at maturity per Note would be calculated as follows:

$1,000 + ($1,000 × Digital Return)

•     If the Final Swap Rate is less than the Digital Barrier but greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $1,000 per Note.

•     If the Final Swap Rate is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Swap Rate from the Trade Date to the Final Valuation Date. Accordingly, the payment at maturity per Note would be calculated as follows:

$1,000 + ($1,000 × Swap Rate Return)

If the Final Swap Rate is less than the Downside Threshold, your principal is fully exposed to the decline in the Swap Rate, and you will lose a significant portion or all of the principal amount of the Notes at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Digital Return:	22.00% to 25.00%. The actual Digital Return will be set on the Trade Date and will not be less than 22.00%.
Swap Rate Return:	Final Swap Rate – Initial Swap Rate Initial Swap Rate In no event, however, will the Swap Rate Return be less than -100%.
Initial Swap Rate:	The Swap Rate on the Trade Date
Final Swap Rate:	The Swap Rate on the Final Valuation Date
Digital Barrier:	100% of the Initial Swap Rate
Downside Threshold:	80% of the Initial Swap Rate (rounded to four decimal places)
Calculation Agent:	Barclays Bank PLC

Investment Timeline
Trade Date:	The Digital Return is set, the Initial Swap Rate is observed and the Digital Barrier and Downside Threshold are determined.

Maturity Date:

The Final Swap Rate is observed and the Swap Rate Return is determined on the Final Valuation Date.

If the Final Swap Rate is greater than or equal to the Digital Barrier, the Issuer will pay the principal amount plus a return equal to the Digital Return. Accordingly, the payment at maturity per Note would be calculated as follows:

$1,000 + ($1,000 × Digital Return)

If the Final Swap Rate is less than the Digital Barrier but greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $1,000 per Note.

If the Final Swap Rate is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Swap Rate from the Trade Date to the Final Valuation Date. Accordingly, the payment at maturity per Note would be calculated as follows:

$1,000 + ($1,000 × Swap Rate Return)

If the Final Swap Rate is less than the Downside Threshold, your principal is fully exposed to the decline in the Swap Rate, and you will lose a significant portion or all of the principal amount of the Notes at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Investing in the Notes involves significant risks. The Issuer will not pay any interest on the Notes. You may lose a significant portion or all of your principal. The Final Swap Rate is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or the Maturity Date may be changed to ensure that the stated term of the Notes remains the same. The Final Valuation Date will be postponed if the Final Valuation Date is not a Swap Business Day as described under “Supplemental Terms of the Notes” in this pricing supplement. In addition, the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦	You risk losing a significant portion or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. The Issuer will repay you the principal amount of your Notes only if the Final Swap Rate is greater than or equal to the Downside Threshold and will make such payment only at maturity. If the Final Swap Rate is less than the Downside Threshold, you will be exposed to the full negative Swap Rate Return and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Swap Rate from the Trade Date to the Final Valuation Date. Accordingly, you may lose a significant portion or all of your principal. Furthermore, because the payment at maturity is based on the percentage change of the Swap Rate from the Initial Swap Rate to the Final Swap Rate, a very small absolute percentage point change in the Swap Rate can result in a significant loss on the Notes and an investment in the Notes is highly risky. For example, based on a hypothetical Initial Swap Rate of 2.500%, if the Final Swap Rate were to decline by only 1.750 percentage points to 0.750%, while the absolute percentage point change in the Swap Rate is only 1.750%, that movement actually represents a 70% decline from the hypothetical Initial Swap Rate to the hypothetical Final Swap Rate, and investors would lose 70% of the stated principal amount. If the Final Swap Rate is zero or negative, you will lose all of your principal.

♦	Your return on the Notes is based on the performance of the Swap Rate, which may decline significantly during the term of the Notes, or may become negative — The Swap Rate may decline significantly during the term of the Notes, or may become negative, as a result of the factors described under “—The Swap Rate will be affected by a number of factors and may be volatile” below. An investment in the Notes is highly risky. You should not invest in the Notes if you do not understand the Swap Rate or longer-term interest rates in the United States.

♦	No interest payments — The Issuer will not make periodic interest payments on the Notes.

♦	The Swap Rate will be affected by a number of factors and may be volatile — Many factors may affect the Swap Rate including, but not limited to:

♦	changes in, or perceptions about, the future Swap Rate;

♦	the economic, financial, political, regulatory and judicial events that affect financial markets generally and prevailing interest rates;

♦	sentiment regarding the U.S. and global economies;

♦	policies of the Federal Reserve Board regarding interest rates;

♦	expectations regarding the level of price inflation;

♦	sentiment regarding credit quality in the U.S. and global credit markets; and

♦	performance of capital markets.

These and other factors may have a negative impact on the payment at maturity and on the value of the Notes in the secondary market. As a result of these factors, the Swap Rate may be volatile, and even a very small absolute percentage point change in the Swap Rate can result in a significant loss on the Notes. Accordingly, volatility of the Swap Rate may adversely affect your return on the Notes.

♦	Contingent repayment of principal applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the Swap Rate is greater than the Downside Threshold.

♦	The Digital Return applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Notes themselves, and the return you realize may be less than the Digital Return, even if the Swap Rate at the time of sale is greater than the Initial Swap Rate. You can receive the full benefit of the Digital Return only if you hold your Notes to maturity.

♦	The potential return on the Notes is limited to the Digital Return — If the Final Swap Rate is greater than or equal to the Digital Barrier, the Issuer will pay you at maturity $1,000 plus a return equal to the Digital Return, regardless of any increase in the Swap Rate, which may be significant. Therefore, if the Swap Rate has increased since the Trade Date by more than the Digital Return, your return on the Notes will be less than the return on a direct investment in the Swap Rate.

♦	The probability that the Final Swap Rate will be less than the Downside Threshold will depend on the volatility of the Swap Rate — Volatility is a measure of the degree of variation in the Swap Rate over a period of time. The greater the expected volatility at the time the terms of the Notes are set, the greater the expectation is at that time that the Final Swap Rate will be less than the Downside Threshold, which would result in a loss of a significant portion or all of your principal at maturity. However, the Swap Rate’s volatility can change significantly over the term of the Notes. The Swap Rate could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Swap Rate and the potential loss of a significant portion or all of your principal at maturity.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Swap Rate.

♦	Potential Barclays Bank PLC impact on the Swap Rate — Trading or transactions by Barclays Bank PLC or its affiliates in the Swap Rate and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Swap Rate may adversely affect the Swap Rate and, therefore, the market value of the Notes.

♦	The Final Swap Rate is not based on the Swap Rate at any time other than the Final Valuation Date — The Final Swap Rate will be based solely on the Swap Rate on the Final Valuation Date and the payment at maturity will be based solely on the Final Swap Rate as compared to the Initial Swap Rate. Therefore, if the Swap Rate has declined as of the Final Valuation Date, the payment at maturity, if any, may be significantly less than it would otherwise have been had the Final Swap Rate been determined at a time prior to such decline or after the Swap Rate has recovered. Although the Swap Rate on the Maturity Date or at other times during the term of your Notes may be higher than the Swap Rate on the Final Valuation Date, you will not benefit from the Swap Rate at any time other than the Final Valuation Date.

♦	The historical Swap Rates are not an indication of future Swap Rates — In the past, the Swap Rate has experienced significant fluctuations. Historical Swap Rates, fluctuations and trends are not necessarily indicative of future Swap Rates. Any historical upward or downward trend in the Swap Rate is not an indication that the Swap Rate is more or less likely to increase or decrease at any time during the term of the Notes, and you should not take the historical Swap Rates as an indication of future Swap Rates. There can be no assurance that the Swap Rate will not decline to below the Digital Barrier, in which case you will lose a significant portion or all of your principal at maturity.

♦	The Swap Rate and the manner in which it is calculated may change in the future — There can be no assurance that the method by which the Swap Rate is calculated will continue in its current form. Any changes in the method of calculation could reduce the Swap Rate and thus have a negative impact on the payment at maturity and on the value of the Notes in the secondary market.

♦	The Swap Rate may be calculated based on dealer quotations or by the Calculation Agent in good faith and in a commercially reasonable manner — If, on the Final Valuation Date, the Swap Rate cannot be determined by reference to Reuters page ICESWAP1 (or any successor page), then the Swap Rate on that day will be determined on the basis of the mid-market, semi-annual Swap Rate quotations provided to the Calculation Agent by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on that day. If fewer than three quotations are provided as requested, the Swap Rate will be determined by the Calculation Agent in good faith and in a commercially reasonable manner. The Swap Rate determined in this manner and used in the determination of the payment at maturity on the Notes may be different from the Swap Rate that would have been published on the Reuters page and may be different from other published rates, or other estimated rates, of the 10-Year U.S. Dollar ICE Swap Rate.

♦	The Swap Rate is based on a hypothetical interest rate swap referencing three-month USD LIBOR, and uncertainty about the future of LIBOR may adversely affect the Swap Rate and the value of your Notes — The Swap Rate represents the fixed rate of interest payable on a U.S. dollar interest rate swap whose floating leg is based on three-month USD LIBOR. On July 27, 2017, the Chief Executive of the United Kingdom Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict the effect that this announcement will have on three-month USD LIBOR, and, therefore, on the Swap Rate. Uncertainty as to the nature of alternative reference rates to LIBOR and as to potential changes or other reforms to LIBOR may adversely affect LIBOR rates, and therefore, the Swap Rate, during the term of the Notes, which may adversely affect the value of the Notes.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the Swap Rate on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Swap Rate;

♦	the time to maturity of the Notes;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Swap Rate. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Swap Rate and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, such as selecting dealer quotations or determining the Swap Rate when the Swap Rate is otherwise unavailable, as described under the risk factor titled “—The Swap Rate may be calculated based on dealer quotations or by the Calculation Agent in good faith and in a commercially reasonable manner” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

♦	The U.S. federal income tax consequences of an investment in the Notes are uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described under “What Are the Tax Consequences of an Investment in the Notes?” below. If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples and Return Table of the Notes at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate the payment at maturity for a $1,000 principal amount Note on a hypothetical offering of Notes under various scenarios, with the assumptions set forth below.* You should not take these examples or the table below as an indication or assurance of the expected performance of the Notes. The examples and table below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples and table below have been rounded for ease of analysis.

Term:	Approximately 3 years
Hypothetical Initial Swap Rate:	2.500%
Hypothetical Digital Barrier:	2.500% (100% of the hypothetical Initial Swap Rate)
Hypothetical Downside Threshold:	2.0000% (80% of the hypothetical Initial Swap Rate)
Hypothetical Digital Return:	22.00% (the bottom of the range of 22.00% to 25.00%)

*	Terms used for the purposes of these hypothetical examples may not represent the actual Initial Swap Rate, Digital Barrier, Downside Threshold or Digital Return. The hypothetical Downside Threshold represents a decrease of only 0.500 percentage points from the hypothetical Initial Swap Rate. Accordingly, a very small absolute percentage point change in the Swap Rate can result in a significant loss on the Notes, and an investment in the Notes is highly risky. The actual Initial Swap Rate and resulting Digital Barrier and Downside Threshold will be based on the Swap Rate on the Trade Date, the actual Digital Return will be set on the Trade Date and the actual Final Swap Rate will be the Swap Rate on the Final Valuation Date. For historical Swap Rates, please see the historical information set forth under the section titled “10-Year U.S. Dollar ICE Swap Rate” below. We cannot predict the Swap Rate on any day during the term of the Notes, including on the Final Valuation Date.

Final Swap Rate	Percentage Increase / Decrease of Swap Rate	Swap Rate Return[1]	Payment at Maturity	Total Return on Notes at Maturity[2]
4.500%	80.000%	80.000%	$1,220.00	22.000%
4.250%	70.000%	70.000%	$1,220.00	22.000%
4.000%	60.000%	60.000%	$1,220.00	22.000%
3.750%	50.000%	50.000%	$1,220.00	22.000%
3.500%	40.000%	40.000%	$1,220.00	22.000%
3.250%	30.000%	30.000%	$1,220.00	22.000%
3.050%	22.000%	22.000%	$1,220.00	22.000%
3.000%	20.000%	20.000%	$1,220.00	22.000%
2.750%	10.000%	10.000%	$1,220.00	22.000%
2.625%	5.000%	5.000%	$1,220.00	22.000%
2.500%	0.000%	0.000%	$1,220.00	22.000%
2.375%	-5.000%	-5.000%	$1,000.00	0.000%
2.250%	-10.000%	-10.000%	$1,000.00	0.000%
2.000%	-20.000%	-20.000%	$1,000.00	0.000%
1.999%	-20.004%	-20.004%	$799.96	-20.004%
1.750%	-30.000%	-30.000%	$700.00	-30.000%
1.500%	-40.000%	-40.000%	$600.00	-40.000%
1.250%	-50.000%	-50.000%	$500.00	-50.000%
1.000%	-60.000%	-60.000%	$400.00	-60.000%
0.750%	-70.000%	-70.000%	$300.00	-70.000%
0.500%	-80.000%	-80.000%	$200.00	-80.000%
0.250%	-90.000%	-90.000%	$100.00	-90.000%
0.000%	-100.000%	-100.000%	$0.00	-100.000%
-0.250%	-110.000%	-100.000%	$0.00	-100.000%
-0.500%	-120.000%	-100.000%	$0.00	-100.000%
-0.750%	-130.000%	-100.000%	$0.00	-100.000%
-1.000%	-140.000%	-100.000%	$0.00	-100.000%
-1.250%	-150.000%	-100.000%	$0.00	-100.000%
[1]	The Swap Rate Return will not be less than -100%, even if the Final Swap Rate is negative.
[2]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Note to the purchase price of $1,000 per Note.

Example 1 — The Swap Rate increases by 1.250 percentage points from the Initial Swap Rate of 2.500% to a Final Swap Rate of 3.750%, resulting in a Swap Rate Return of 50.000%.

Because the Final Swap Rate is greater than or equal to the Digital Barrier (which is equal to the Initial Swap Rate), the Issuer will pay a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × Digital Return)

$1,000 + ($1,000 × 22.000%) = $1,000 + $220 = $1,220.00

Even though the Swap Rate Return is 50.000% in this example, your return is limited to the Digital Return of 22.000%. The payment at maturity of $1,220.00 per Note represents a total return on the Notes equal to the Digital Return of 22.000%.

Example 2 — The Swap Rate increases by 0.250 percentage points from the Initial Swap Rate of 2.500% to a Final Swap Rate of 2.750%, resulting in a Swap Rate Return of 10.000%.

Because the Final Swap Rate is greater than or equal to the Digital Barrier (which is equal to the Initial Swap Rate), the Issuer will pay a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × Digital Return)

$1,000 + ($1,000 × 22.000%) = $1,000 + $220 = $1,220.00

The payment at maturity of $1,220.00 per Note represents a total return on the Notes equal to the Digital Return of 22.000%.

Example 3 — The Swap Rate decreases by 0.250 percentage points from the Initial Swap Rate of 2.500% to a Final Swap Rate of 2.250%, resulting in a Swap Rate Return of -10.000%.

Because the Final Swap Rate is less than the Digital Barrier (which is equal to the Initial Swap Rate) but is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $1,000.00 per Note.

The payment at maturity of $1,000.00 per Note represents a total return on the Notes of 0.000%.

Example 4 — The Swap Rate decreases by 1.500 percentage points from the Initial Swap Rate of 2.500% to a Final Swap Rate of 1.000%, resulting in a Swap Rate Return of -60.000%.

Because the Final Swap Rate is less than the Downside Threshold, the Issuer will pay a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × Swap Rate Return)

$1,000 + ($1,000 × -60.000%) = $1,000 + -$600 = $400.00

The payment at maturity of $400.00 per Note represents a loss on the Notes of 60.000%, which reflects the Swap Rate Return of -60.000%. As this example illustrates, because the payment at maturity is based on the percentage change of the Swap Rate from the Initial Swap Rate to the Final Swap Rate, a very small absolute percentage point change in the Swap Rate can result in a significant loss on the Notes. In this example, while the absolute percentage point change in the Swap Rate is only 1.500%, that movement actually represents an 60% decline from the Initial Swap Rate to the Final Swap Rate, and investors would lose 60% of their principal amount at maturity.

If the Final Swap Rate is less than the Downside Threshold, at maturity the Issuer will repay less than the full principal amount, if anything, resulting in a percentage loss on your investment equal to the decline of the Swap Rate from the Trade Date to the Final Valuation Date.

Example 5 — The Swap Rate decreases by 3.750 percentage points from the Initial Swap Rate of 2.500% to a Final Swap Rate of -1.250%, resulting in a Swap Rate Return of -100.000%.

Because the Final Swap Rate is less than the Downside Threshold, the Issuer will pay a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × Swap Rate Return)

$1,000 + ($1,000 × -100.000%) = $1,000 + -$1,000 = $0.00

The payment at maturity of $0.00 per Note represents a loss on the Notes of 100.000%, which reflects the Swap Rate Return of -100.000%. As this example illustrates, the Final Swap Rate may be negative, which would result in a decline from the Initial Swap Rate of more than 100%. However, the Swap Rate Return will not be less than -100% and the payment at maturity will not be less than $0.00, even if the percentage decline from the Initial Swap Rate to the Final Swap Rate is greater than 100%. If the Final Swap Rate is zero or negative, you will lose all of your principal.

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts with respect to the Swap Rate. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. Although not free from doubt, this gain or loss on your Notes should be treated as capital gain or loss and should be long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not intend to treat payments on the Notes to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

10-Year U.S. Dollar ICE Swap Rate

The Swap Rate is the 10-Year U.S. Dollar ICE Swap Rate, which is, on any Swap Business Day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 10-year maturity as reported on Reuters page ICESWAP1 (or such other page as may replace that page on such service) as of 11:00 a.m. New York City time on that Swap Business Day.

A U.S. dollar interest rate Swap Rate, at any given time, generally indicates the fixed rate of interest (paid annually) that a counterparty in the swaps market would have to pay for a given maturity in order to receive a floating rate (paid quarterly) equal to three-month USD London Interbank Offered Rate for that same maturity. Three-month USD LIBOR reflects the rate at which banks lend U.S. dollars to each other for a term of three months in the London interbank market. The 10-Year U.S. Dollar ICE Swap Rate is one of the market-accepted indicators of longer term interest rates.

Please see “Supplemental Terms of the Notes” above for information regarding the procedures that will be applied by the Calculation Agent if the Swap Rate cannot be determined in the manner described above on the Final Valuation Date.

Historical Information

The following graph sets forth the performance of the Swap Rate from January 2, 2008 through January 12, 2018, based on the daily Swap Rates. The Swap Rate on January 12, 2018 was 2.554%. The dotted line represents a hypothetical Downside Threshold of 2.0432%, which is equal to 80% of the Swap Rate on January 12, 2018. The actual Downside Threshold will be based on the Swap Rate on the Trade Date.

We obtained the Swap Rates from Bloomberg Professional® service, without independent verification. The Swap Rate on the Final Valuation Date, which will be used in the calculation of the payment at maturity, will be the Swap Rate as reported on Reuters page ICESWAP1. Historical performance of the Swap Rate should not be taken as an indication of future performance. Future performance of the Swap Rate may differ significantly from historical performance, and no assurance can be given as to the Swap Rate during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the Swap Rate will result in the return of any of your initial investment.

When reviewing the historical performance of the Swap Rate in the below graph, it is important to understand that a very small absolute percentage point change in the Swap Rate can result in a significant loss on the Notes. If the Final Swap Rate is zero or negative, you will lose all of your principal.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We expect that delivery of the Notes will be made against payment for the Notes on the Settlement Date indicated on the cover of this pricing supplement, which is expected to be more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.